                                                                EXHIBIT 10.150


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                    PARTNERSHIP INTEREST PURCHASE AGREEMENT

                                  BY AND AMONG

                                 DP MEDIA, INC.

                          ROBERTS BROADCASTING, L.L.C.

                                      AND

                          ROBERTS BROADCASTING COMPANY
                            OF RALEIGH-DURHAM, L.P.


                                    *  *   *

                               FEBRUARY 14, 1997


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
SECTION 1.       CERTAIN DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 1 -
                 1.1  Terms Defined in this Section  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 1 -
                 1.2  Terms Defined Elsewhere in this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -
                 1.3  Clarifications   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -

SECTION 2.       AT CLOSING; PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -
                 2.1  Agreements to Sell and Buy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -  5 -
                 2.2  Assets and Liabilities at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 6 -
                 2.3  Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 7 -
                 2.4  Allocation; Closing of the Books   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 8 -

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY  . . . . . . . . . . . . . . . . . . . . . - 8 -
                 3.1  Organization and Authority of the Company and Seller   . . . . . . . . . . . . . . . . . . . . - 8 -
                 3.2  Authorization and Binding Obligation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
                 3.3  Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
                 3.4  Absence of Conflicting Agreements; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
                 3.5  Licenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 10 -
                 3.6  Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 10 -
                 3.7  Leased Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -
                 3.8  Tangible Personal Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -
                 3.9  Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -
                 3.10 Intangibles. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 12 -
                 3.11 Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 12 -
                 3.12 Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 12 -
                 3.13 Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 12 -
                 3.14 Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -
                 3.15 Bank Accounts; Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -
                 3.16 Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -
                 3.17 Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -
                 3.18 Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 14 -
                 3.19 Claims and Legal Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 14 -
                 3.20 Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 14 -
                 3.21 Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
                 3.22 Conduct of Business in Ordinary Course   . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
                 3.23 Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
                 3.24 Broker   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
                 3.25 Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -





                                                                                                                     Page
                                                                                                                     ----
SECTION 4.       REPRESENTATIONS AND WARRANTIES OF BUYER   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
                 4.1  Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
                 4.2  Authorization and Binding Obligation   . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
                 4.3  Absence of Conflicting Agreements and Required Consents  . . . . . . . . . . . . . . . . . .  - 18 -
                 4.4  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
                 4.5  Investment Purpose   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
                 4.6  Qualifications   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
                 4.7  Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
                 4.8  Funds at Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -

SECTION 5.       OPERATION OF THE STATION PRIOR TO CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
                 5.1  Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 19 -
                 5.2  Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 19 -
                 5.3  Encumbrances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 19 -
                 5.4  Dispositions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 19 -
                 5.5  Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
                 5.6  Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
                 5.7  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
                 5.8  Indebtedness and Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
                 5.9  Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
                 5.10 Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
                 5.11 Licenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
                 5.12 No Inconsistent Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
                 5.13 Maintenance of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
                 5.14 Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
                 5.15 Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
                 5.16 Notification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
                 5.17 Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -
                 5.18 Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -
                 5.19 Preservation of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -

SECTION 6.       SPECIAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -
                 6.1  FCC Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -
                 6.2  Risk of Loss   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -
                 6.3  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -
                 6.4  Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -
                 6.5  Control of the Station   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
                 6.6  Environmental Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
                 6.7  Engineering Study  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
                 6.8  Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
                 6.9  Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -




                                                                                                                     Page
                                                                                                                     ----
SECTION 7.       CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
                 7.1   Conditions to Obligations of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
                 7.2   Conditions to Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 26 -

SECTION 8.       CLOSING AND CLOSING DELIVERIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 26 -
                 8.1   Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 26 -
                 8.2   Deliveries by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 27 -
                 8.3   Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -

SECTION 9.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
                 9.1   Termination by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
                 9.2   Termination by Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -
                 9.3   Escrow Deposit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 30 -
                 9.4   Rights on Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 30 -
                 9.5   Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 31 -
                 9.6   Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 31 -

SECTION 10.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES    . . . . . . . . .  - 31 -
                 10.1  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 31 -
                 10.2  Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 31 -
                 10.3  Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 32 -
                 10.4  Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 32 -
                 10.5  Certain Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 33 -

SECTION 11.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
                 11.1  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
                 11.2  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
                 11.3  Benefit and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
                 11.4  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
                 11.5  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
                 11.6  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
                 11.7  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
                 11.8  Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -
                 11.9  Press Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 36 -
                 11.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 36 -
                 11.11 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 36 -
                 11.12 No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 36 -
                 11.13 Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 36 -
                 11.14 Incorporation of Exhibits and Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . .  - 36 -




                               LIST OF SCHEDULES


                     Schedule 2.2(a)       --      Liabilities at Closing
                     Schedule 3.4          --      Consents
                     Schedule 3.5          --      Licenses
                     Schedule 3.6          --      Real Property
                     Schedule 3.7          --      Leased Real Property
                     Schedule 3.8          --      Tangible Personal Property
                     Schedule 3.9          --      Contracts
                     Schedule 3.10         --      Intangibles
                     Schedule 3.11         --      Liens
                     Schedule 3.12         --      Financial Matters
                     Schedule 3.14         --      Tax Matters
                     Schedule 3.15         --      Bank Accounts
                     Schedule 3.16         --      Insurance
                     Schedule 3.18         --      Employee Matters
                     Schedule 3.19         --      Litigation
                     Schedule 3.22         --      Conduct of Business
                     Schedule 5.11         --      Certain Cable Systems
                     Schedule 8.2(k)       --      Seller's Opinions of Counsel
                     Schedule 8.3(d)       --      Buyer's Opinion of Counsel



                    PARTNERSHIP INTEREST PURCHASE AGREEMENT

       This PARTNERSHIP INTEREST PURCHASE AGREEMENT is made as of February ___, 1997, by and among DP MEDIA, INC., a Florida corporation ("BUYER"), and ROBERTS BROADCASTING, L.L.C., a Delaware limited liability company ("SELLER"); and ROBERTS BROADCASTING COMPANY OF RALEIGH-DURHAM, L.P., a Delaware limited partnership (the "COMPANY").

                                R E C I T A L S:

       A. Seller owns all the general partnership interests of the Company, which owns and operates television station WRMY(TV), Rocky Mount, North Carolina (the "Station"), pursuant to licenses issued by the Federal Communications Commission.

       B. Seller desires to sell its entire general partnership interests in the Company and Buyer desires to buy all such partnership interests, for the price and on the terms and conditions hereinafter set forth.

                              A G R E E M E N T S:

       In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:

SECTION 1.          CERTAIN DEFINITIONS.

       1.1 Terms Defined in this Section. The following terms, as used in this Agreement, have the meanings set forth in this Section:

       "ACCOUNTS RECEIVABLE" means all accounts receivable of Seller or the Company accrued in the ordinary course of business with respect to the Station as of the Closing Date.

       "ACQUIRED INTEREST" shall mean (i) the entire sixty percent (60%) general partner interest in the Company owned by Seller and being acquired by Buyer pursuant to the transactions contemplated by this Agreement, (ii) the interest in the assets of the Company represented by such general partnership interest, (iii) the rights to allocations of profits, income, gains, losses, deductions and credits and distributions of cash and property, and (iv) the rights and obligations of being a general partner in the Company arising on or after the date hereof as such interests, rights and obligations are more fully described in the partnership agreement of the Company.

       "AFFILIATE" means (a) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another Person, or (b) an officer or director of an affiliate within the meaning of (a) above.

       "ASSETS" means the assets to be owned or held by the Company as of the Closing, as specified in Section 2.2(a).

       "CLOSING" means the consummation of the purchase and sale of the Interests pursuant to this Agreement in accordance with the provisions of
Section 8.

       "CLOSING DATE" means the date on which the Closing occurs, as determined pursuant to Section 8.

       "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

       "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended.

       "CONSENTS" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Interests to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

       "CONTRACTS" means all contracts, leases, non-governmental licenses, mortgages, notes, other instruments relating to the borrowing of money, guarantees, indemnities, offset or barter agreements, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which the Company is a party or that are binding upon the Company or that relate to or affect the Assets or the business or operations of the Station, and (a) that are in effect on the date of this Agreement or (b) that comply with Section 5.1 hereof.

       "EFFECTIVE TIME" means 12:01 a.m., local Rocky Mount time, on the Closing Date.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "ESCROW AGENT" means First Union National Bank of Florida.

       "ESCROW AGREEMENT" means the Escrow Agreement to be entered into among Buyer, Seller, and the Escrow Agent in accordance with Section 9.3.

       "FCC" means the Federal Communications Commission.

       "FCC CONSENT" means action by the FCC granting its consent to the transfer of control of the Company and the FCC Licenses as contemplated by this Agreement.

       "FCC LICENSES" means those licenses, permits, construction permits and other authorizations issued by the FCC to the Company or Seller in connection with the business and operations of the Station.

       "FINAL ORDER" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

       "GAAP" means generally accepted accounting principles consistently applied.

       "INTANGIBLES" means all copyrights, trademarks, trade names, service marks, service names, licenses (other than the Licenses), patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by the Company or under which the Company is licensed or franchised and that are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

       "INTERESTS" means, collectively, all of the general partnership interests of the Company.

       "LICENSES" means the FCC Licenses and all licenses, permits, construction permits, and other authorizations issued by the Federal Aviation Administration, or any other federal, state, or local governmental authorities to the Company or Seller, currently in effect and used in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

       "LIEN" means any mortgage, pledge, security interest, charge, claim or other encumbrance.

       "LOAN DOCUMENTS" means the Loan Agreement dated as of October 31, 1995, between PCC and the Company, as amended by the Amendment to Loan Agreement dated as of January 19, 1996, pursuant to which, among other things, Paxson-47 (as defined below) was substituted for PCC as the lender in such Loan Agreement, and each promissory note, security agreement, pledge agreement, deed of trust, financing statement and other documents executed and delivered pursuant to the terms of such Loan Agreement.

       "MATERIAL CONTRACT" means any Contract except for any Contract (i) the obligations under which will be fully performed by the Company prior to Closing; or (ii) which was entered into in the ordinary course of business and does not involve a commitment in excess of $2,500 or have a term in excess of one year.

       "OPTION AGREEMENT" means the Option Agreement dated as of October 31, 1995, by and among Paxson-47, the Company and Roberts-Co (as defined below), as amended by the Amendment to Option Agreement dated as of January 15, 1996, by and among Paxson-47, the Company, Roberts-Co, Steven C. Roberts and Michael V. Roberts.

        "PAXSON-47" means Paxson Communications of Raleigh Durham-47, Inc., a Florida corporation.

       "PCC" means Paxson Communications Corporation, a Delaware corporation.

       "PERSON" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

       "REAL PROPERTY" means all real property, and all buildings and other improvements thereon, (i) owned or leased by the Company or (ii) held by the Company and used or useful in the business or operations of the Station.

       "REAL PROPERTY INTERESTS" means all interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, (i) owned or leased by the Company or (ii) held by the Company and used or useful in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

       "ROBERTS-CO" means Roberts Broadcasting Company of North Carolina, a Delaware corporation.

       "STATION" means television station WRMY(TV), Rocky Mount, North
Carolina.

       "TANGIBLE PERSONAL PROPERTY" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property (i) owned or leased by the Company or (ii) held by the Company and used or useful in the business or operations of the Station, including the Station transmitters, together with any additions thereto between the date of this Agreement and the Closing Date.

       "TAXES" means any and all federal, state, local, foreign or other income, gross receipts, profits, occupation, environmental, severance, property (including in lieu of taxes), production, sales, use, license, excise, franchise, capital, transfer, employment, workers' compensation, social security, payroll, withholding and other taxes government fees, charges and assessments, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

       "TAX RETURNS" means all federal, state, local and foreign income, franchise, sales, use, occupation, property, excise, alternative or add-on minimum, social security, employees' withholding, unemployment, disability, transfer, capital stock and other tax returns and tax reports.

       "TIME BROKERAGE AGREEMENT" means the Time Brokerage Agreement dated as of October 31, 1995, between the Company and Paxson-47, as amended by the Amendment to Time Brokerage Agreement dated as of January 19, 1996, among Paxson-47, the Company and Roberts-Co.

              1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

                 Term                                 Section
                 ----                                 -------
                 Buyer                                Preamble

                 Claimant                             Section 10.4(a)

                 Company                              Preamble

                 Employees                            Section 3.18(a)

                 Escrow Deposit                       Section 9.3

                 Financial Statements                 Section 3.12

                 Indemnifying Party                   Section 10.4(a)

                 Purchase Price                       Section 2.3

                 Seller                               Preamble

              1.3 Clarifications. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. Use of the word "including" herein shall be deemed and construed to mean "including but not limited to." Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Exhibit or
Schedule is a reference to a Section of this Agreement or an Exhibit or Schedule hereto, and the terms "hereof," "herein" and other like terms refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not solely to any particular part hereof.

SECTION 2.         AT CLOSING; PURCHASE PRICE.

              2.1 Agreements to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer, on the Closing Date, and Buyer agrees to purchase, the Acquired Interest, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever.

              2.2  Assets and Liabilities at Closing.

              (a)    Assets of the Company at Closing.
The Assets owned by the Company at the Closing, all of which shall be free and clear of any claims, liabilities, liens, security interests, mortgages, charges, pledges, conditions, or encumbrances of any nature whatsoever (other than liens for current taxes not yet due and payable and liens securing obligations under the Loan Documents), shall include the following:

                                       (1)          The Tangible Personal
Property;

                                       (2)          The Real Property Interests;

                                       (3)          The Licenses;

                                       (4)          The Contracts identified
in Schedule 2.2(a);

                                       (5)          The Intangibles and all
intangible assets of the Company relating to the Station that are not specifically included within the Intangibles, including the goodwill of the Station, if any;

                                       (6)          All of the Company's
insurance policies and claims thereunder, proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station;

                                       (7)          All choses in action,
claims, deposits, prepayments, prepaid assets, refunds, rights of recovery, rights of setoff, rights of recoupment and attorney-client work product and other legal privileges of the Company;

                                       (8)          All books and records of
the Station, including executed copies of the Contracts identified in Schedule 2.2(a), all records required by the FCC to be kept by the Station, and all ledgers, files, creative materials, advertising and promotional materials, studies, reports and other printed or written materials of the Company; and

                                       (9)          All Accounts Receivable
arising on or prior to the Closing Date.


              (b) Assets Not Included at Closing. Notwithstanding any provision in this Agreement to the contrary, the Company's cash and cash equivalents on hand as of the Closing and collective bargaining agreements shall not be included in the Assets at Closing.

              (c)  Liabilities of the Company at Closing.

                                (1)          At the Closing, the Company shall
not have any liabilities or obligations other than the following liabilities and obligations, none of which shall be past due or otherwise in default:

                                        (A)           liabilities and
obligations arising under the terms of (and not as a result of any default under) the following Contracts: (i) Contracts listed on Schedule 2.2(a), (ii) Contracts entered into in the ordinary course of business prior to the date of this Agreement with advertisers for the sale of program or advertising time on the Station or production services for cash at rates consistent with past practices and which may be cancelled by the Station without penalty on not more than 30 days' notice, and (iii) Contracts entered into by the Company between the date of this Agreement and the Closing Date in compliance with Section 5.1;

                                        (B)           liabilities for taxes
that are not yet due and payable; and

                                        (C)           liens granted to
Paxson-47 pursuant to the Loan Documents.

                                (2)          Without limiting the generality
of Section 2.2(c)(1), the liabilities and obligations of the Company at Closing shall not include, and Seller shall retain all liability in respect of, (i) any obligations or liabilities under any Contract not described in Section 2.2(c)(1)(A), (ii) any credit agreements, note purchase agreements, indentures, capital leases or other obligation for money owed other than the Loan Documents, and (iii) any agreements entered into other than in the ordinary course of business of the Station.

              2.3          Purchase Price.

                           (a)           The purchase price for the Interests
(the "PURCHASE PRICE") shall be Four Million One Hundred Fifty Thousand Dollars ($4,150,000), and shall be paid by Buyer to Seller, adjusted as provided in subsection (b) below, by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two business days prior to the Closing Date.

                           (b)           The Purchase Price shall be increased
or decreased as required to effectuate the proration of expenses. All expenses arising from the operation of the Station that are not reimbursable under the Time Brokerage Agreement, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Interests, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Interests under this Agreement), FCC annual regulatory fees and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not listed on Schedule 2.2(a) and any other obligation or liability retained by Seller pursuant to
Section 2.2(c)(2).

                           (c)           Any adjustments will, insofar as
feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon. Seller shall prepare and deliver to Buyer not later than five (5) business days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of all adjustments to the Purchase Price under Section 2.3(b). The preliminary settlement statement (i) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(b), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (ii) shall be certified by Seller to be true and complete in all material respects as of the date thereof.

              2.4 Allocation; Closing of the Books. Upon transfer of the Acquired Interest, the distributive share of all items of income, gain, loss, deduction or credit associated with the Acquired Interest for the Company's current tax year shall be allocated between Seller and Buyer according to the interim closing of the books method. The date for closing the books shall be the Closing Date.

SECTION  3.         REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
                    COMPANY.

       Seller and the Company jointly and severally represent and warrant to Buyer as follows:


              3.1          Organization and Authority of the Company and Seller.

                           (a)           The Company is a limited partnership
duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has the requisite partnership power, authority and qualifications to own, lease, and operate its properties, to carry on its business in the places where such properties are now owned, leased, or operated and such business is now conducted, and to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms. Seller has delivered to Buyer true and complete copies of the Certificate of Limited Partnership and Limited Partnership Agreement of the Company, each as in effect through the date hereof. The Company does not directly or indirectly own, of record or beneficially, or have the right or obligation to acquire, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity.

                           (b)           Seller is a limited liability company
duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite power, authority and qualifications to own, lease, and operate its properties, to carry on its business in the places where such properties are now owned, leased, or operated and such business is now conducted, and to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms. Seller has delivered to Buyer true and complete copies of Seller's Certificate of Formation and Seller's Limited Liability Company Agreement, each as in effect through the date hereof. Seller does not directly or indirectly own, of record or beneficially, or have the right or obligation to acquire, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity other than the Acquired Interest.

                           (c)           Seller owns, and the Acquired Interest
constitutes, one hundred percent of the general partnership interest in the Company, which general partnership interest constitutes sixty percent of all partnership interests in the Company. Roberts Broadcasting Company of North Carolina, a Delaware corporation, owns one hundred percent of the limited partnership interests of the Company, which limited partnership interest constitutes forty percent of all partnership interests in the Company.

              3.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Seller and the Company have been duly authorized by all necessary action on the part of Seller and the Company. This Agreement has been duly executed and delivered by Seller and the Company and constitutes the legal, valid, and binding obligation of each of them, enforceable against each of them in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

              3.3 Interests. There are no outstanding options, conversion rights, warrants, or other rights in existence to acquire from Seller or the Company any Interests or any portion thereof. The Interests represent all of the general partnership interests of the Company. Except as provided in the Loan Documents, there are no voting trust agreements or other contracts, agreements, or arrangements restricting voting or distribution rights or transferability with respect to the Interests. Except for liens granted to Paxson-47 pursuant to the Loan Documents, Seller owns the Interests free and clear of any claims, liabilities, liens, security interests, mortgages, charges, pledges, conditions, or encumbrances of any nature whatsoever.

              3.4 Absence of Conflicting Agreements; Consents. Subject to obtaining the Consents listed on Schedule 3.4, the execution, delivery and performance by Seller of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the Certificate of Limited Partnership or Limited Partnership Agreement of the Company or the Certificate of Formation or the Limited Liability Company Agreement of Seller; (c) will not conflict with, result in a breach of, or constitute a default under any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, result in the creation or imposition of any Lien upon any property of the Seller (including any of the Assets) pursuant to, or accelerate or permit the acceleration of any performance required by the terms of, any Contract. Except for the FCC Consent provided for in Section 6.1 and the other Consents described in Schedule 3.4, no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required (a) to consummate this Agreement and the transactions contemplated hereby, or (b) to permit Seller to assign or transfer the Interests to Buyer.

              3.5 Licenses. Schedule 3.5 includes a true and complete list of the Licenses. Seller has made available to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and the Company is the authorized legal holder of the Licenses. The Licenses listed on Schedule 3.5 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted. The Licenses are valid and in full force and effect, and the conduct of the business and operations of the Station is in accordance in all material respects therewith. Seller has no reason to believe that, under existing law, rules, regulations, policies, and procedures of the FCC, any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course. The city of license of the Station, as determined by the FCC, is located within the Raleigh-Durham, North Carolina, Area of Dominant Influence as defined by the 1991-1992 Area of Dominant Influence Market Guide published by The Arbitron Co. and the Raleigh-Durham, North Carolina, Designated Market Area as defined by the 1996 United States Television Household Estimates published by Nielsen Media Research. Prior to October 1, 1996, the Station made a valid election of must carry with respect to each cable system identified on Schedule 3.5, and, except as described on Schedule 3.5, no cable system identified on Schedule 3.5 has advised Seller or the Company of any signal quality or copyright indemnity or other prerequisite to cable carriage of the signal of the Station, and, except as described on
Schedule 3.5, no cable system identified on Schedule 3.5 has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC.

              3.6 Real Property. Schedule 3.6 contains a true and complete description of all Real Property and all Real Property Interests. The Real Property Interests listed on Schedule 3.6 comprise all interests in real property necessary to conduct the business and operations of the Station as now conducted. Except as described on Schedule 3.6, the Company has good, record and marketable fee simple title to all of the Real Property and good title to all of the Real Property Interests, in each case free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances, except for liens for current taxes not yet due and payable and liens granted to Paxson-47 pursuant to the Loan Documents. Seller has delivered to Buyer true and complete copies of all deeds pertaining to the Real Property. With respect to each leasehold or subleasehold interest included in the Real Property Interests, so long as the Company fulfills its obligations under the lease therefor, the Company has enforceable rights to nondisturbance and quiet enjoyment against its lessor or sublessor. The Company has full legal and practical access to all of the Real Property. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.6. All Real Property (including the improvements thereon) (a) is in good condition and repair consistent with its present use, (b) is available for immediate use in the conduct of the business and operations of the Station, and (c) complies in all material respects with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. All easements, rights-of-way and licenses included in the Real Property have been properly recorded in the appropriate public recording office.

          3.7 Leased Real Property. All of the real property leased by the Company or Seller as tenant or lessee is identified on Schedule
3.7 (collectively referred to herein as the "Leased Real Property").

              (i) Leases. All of the leases of any of the Leased Real Property (collectively, the "Leases") are as set forth on Schedule 3.7. The copies of the Leases set forth in Schedule 3.7 are true and complete copies of each of the Leases. The information with respect to each of the Leases set forth in Schedule 3.7 is true and complete in all material respects.

              (ii) Real Property Taxes. Except as set forth in Schedule 3.7, neither Seller nor the Company has received any notice of any pending or threatened reassessment of all or any portion of any of the Leased Real Property.

          3.8 Tangible Personal Property. Schedule 3.8 lists all items of Tangible Personal Property which are material to the operation of the Company. The Tangible Personal Property listed on Schedule 3.8 comprises all material items of tangible personal property necessary to conduct the business and operations of the Station as now conducted and in accordance with applicable law. Except as described in Schedule 3.8, the Company owns and has good title to each item of Tangible Personal Property owned by it and none of the Tangible Personal Property owned by the Company is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable and liens granted to Paxson-47 pursuant to the Loan Documents. With allowance for normal repairs, maintenance, wear, and obsolescence, each item of Tangible Personal Property is in good operating condition and repair, and is available for immediate use in the business and operations of the Station. All items of transmitting and studio equipment included in the Tangible Personal Property
(a) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (b) will permit the Station and all auxiliary broadcast facilities related to the Station to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC.

          3.9 Contracts. Schedule 3.9 is a true and complete list of all Contracts except contracts with advertisers for production or the sale of advertising time on the Station for cash at rates consistent with past practices and that may be canceled by the Company without penalty on not more than thirty days' notice. Seller has delivered to Buyer true and complete copies of all written Contracts, true and complete descriptions of all oral Contracts (including any amendments and other modifications to such Contracts).
Schedule 3.9 also includes a schedule setting forth the obligations and credits of the Company under trade and barter agreements relating to the Station.
Other than the Contracts listed on Schedule 3.9, the Company does not require any contract, lease, or other agreement to enable it to carry on its business in all material respects as now conducted. All of the Contracts are in full force and effect and are valid, binding, and enforceable against all of the parties thereto in accordance with their terms. There is not under any Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Except as disclosed on
Schedule 3.9, other than in the ordinary course of business, neither Seller nor the Company is aware of any intention by any party to any Contract (a) to terminate such contract or amend the terms thereof, (b) to refuse to renew the Contract upon expiration of its term, or (c) to renew the Contract upon expiration only on terms and conditions that are different than those now existing. Except for the need to obtain the Consents listed on Schedule 3.4, the purchase and sale of the Interests in accordance with this Agreement will not affect the validity, enforceability, or continuation of any of the Contracts.

              3.10 Intangibles. Schedule 3.10 is a true and complete list of all Intangibles (exclusive of Licenses listed in Schedule 3.5) that are required to conduct the business and operations of the Station as now conducted, all of which are valid and in good standing and uncontested. Seller has made available to Buyer copies of all documents establishing or evidencing the Intangibles listed on Schedule 3.10.

              3.11         Title to Properties.  Except as disclosed in
Schedule 3.11, the Company has good and marketable title to all of its properties and assets subject to no mortgages, pledges, liens, security interests, encumbrances, or other charges or rights of others of any kind or nature, except for liens for current taxes not yet due and payable and liens granted to Paxson-47 pursuant to the Loan Documents.

              3.12 Financial Statements. Seller has furnished Buyer with true and complete copies of unaudited compiled financial statements of the Company containing a balance sheet and a statement of income, but omitting disclosures in the statement of cash flows required by GAAP, as at and for the fiscal year ended December 31, 1996 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared from the books and records of the Company and maintained throughout the periods indicated, accurately reflect in all material respects the books, records, and accounts of the Company (which books, records, and accounts are true and complete), and present fairly the financial condition of the Company as at their respective dates and the results of operations for the periods then ended. None of the Financial Statements understates in any material respect the true costs and expenses of conducting the business or operations of the Station as currently conducted by the Company.

              3.13 Undisclosed Liabilities. The Company has no debt, liability or obligation, whether accrued, absolute, contingent or otherwise, including any liability or obligation on account of taxes or any governmental charges, penalty, interest or fines, except: (i) those liabilities reflected in the Financial Statements; or (ii) liabilities incurred in the ordinary course of business (other than contingent liabilities) since December 31, 1996, none of which has a material adverse effect on the financial condition of the Company.

              3.14         Taxes. Except as set forth in Schedule 3.14:

                           (a)           From the date of its formation, the
Company has been classified as and qualified as a partnership for federal, state and local income tax purposes for all taxable periods ending on or before the Closing Date, and no taxing authority has raised any issue concerning such classification.

                           (b)           All Tax Returns that are required to
be filed by or with respect to the Company have been timely filed, such returns were prepared in the manner required by applicable laws and are true and complete in all material respects, and Seller has delivered to Buyer true and complete copies of all of the Tax Returns of the Company. The Company has timely paid all Taxes imposed on or incurred by the Company.

                           (c)           All Taxes for which the Company is
liable that are due and payable or required to be withheld on or before the Closing Date without regard to any extensions (other than such Taxes that are being contested or protested in good faith by appropriate proceedings and for which a reserve or other appropriate provision as required in conformity with GAAP has been made in the financial statements of the Company), whether or not arising under the Tax Returns referred to in subsection (a), have been or will be paid or withheld in full on or before the Closing Date. The Financial Statements reflect an adequate reserve for all material unpaid Taxes payable by the Company for all taxable periods and portions thereof through the date of such statements.

              3.15 Bank Accounts; Powers of Attorney. Schedule 3.15 contains a true and complete list of all accounts or deposits of the Company with banks or other financial institutions, safe deposit boxes of the Company, persons authorized to sign or otherwise act with respect thereto as of the date hereof, and powers of attorney for the Company. No change in such accounts or deposits, safe deposit boxes or persons authorized to sign will be made prior to the Closing.

              3.16 Insurance. Schedule 3.16 is a true and complete list of all insurance policies of any kind owned or held by the Company or Seller in connection with the Station. All policies of insurance listed in
Schedule 3.16 are in full force and effect.

              3.17 Reports. All returns, reports, and statements that the Station is currently required to file with the FCC or Federal Aviation Administration have been filed, and all reporting requirements of the FCC and Federal Aviation Administration have been complied with in all material respects. The Company has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

              3.18         Personnel.

                           (a)           Employees and Compensation.  Schedule
3.18 contains a true and complete list of all employees of the Company and all persons retained as independent contractors by the Company (collectively, the "EMPLOYEES") and a description of all compensation arrangements affecting them. The Company has no employee benefit plans or arrangements applicable to the Employees which are subject to ERISA.

                           (b)           Labor Relations.  Except as set forth
in Schedule 3.18, the Company is not a party to or subject to any written or oral employment agreement with any Employee. The Company has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any notice alleging that it has failed to comply with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the knowledge of Seller, threatened, between the Company and any Employee (singly or collectively). No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Company. To the knowledge of Seller, there is no union campaign being conducted to represent any Employees or to solicit cards from any Employees to authorize a union to request a National Labor Relations Board certification election with respect to any Employees.

              3.19         Claims and Legal Actions.  Except as disclosed on
Schedule 3.19 and except for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to the Company, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the knowledge of Seller or the Company threatened, against or relating to the Company, the Assets, the business or operations of the Station or the transactions contemplated by this Agreement, nor does Seller or the Company know of any basis for the same. In particular, but without limiting the generality of the foregoing, there are no applications, complaints, or proceedings pending or, to the knowledge of Seller or the Company, threatened (a) before the FCC relating to the business or operations of the Station other than rule making proceedings that affect the television industry generally, (b) before any federal or state agency relating to the Company involving charges of illegal discrimination under any federal or state employment laws or regulations, or (c) before any federal, state, or local agency relating to the Company involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

              3.20         Environmental Matters.

                           (a)           To the best knowledge of Seller and
the Company after due inquiry, the Company has complied with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, claim, demand, or notice has been filed or commenced against the Company alleging any failure to comply with any such law, rule, or regulation.

                           (b)           To the best knowledge of Seller and
the Company after due inquiry, the Company has no liability (and there is no reasonable basis related to the Company's past or present operations, properties, or facilities for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                           (c)           To the best knowledge of Seller and
the Company after due inquiry, the Company has no liability (and the Company has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could reasonably be expected to form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against the Company giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                           (d)           To the best knowledge of Seller and
the Company after due inquiry, the Company has no liability (and there is no reasonable basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any such liability) under the Occupational Safety and Health Act, as amended, or under any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                           (e)           To the best knowledge of Seller and
the Company after due inquiry, the Company has no liability (and the Company has not exposed any employee to any substance or condition that could reasonably be expected to form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against the Company giving rise to any such liability) for any illness or personal injury to any employee.

                           (f)           To the best knowledge of Seller and
the Company after due inquiry, the Company has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all federal, state, and local laws, rules, and regulations relating to public health and safety, worker health and safety, and pollution or protection of the environment.

                           (g)           All properties and equipment of the
Company are and have been free of asbestos and asbestos-related products, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act).

                           (h)           No pollutant, contaminant, or
chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by the Company on any Real Property. To the best knowledge of Seller and the Company after due inquiry, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released on any Real Property.

              3.21 Compliance with Laws. The Company and Seller have complied in all material respects with the Licenses and all federal, state and local laws, rules, regulations and ordinances.

              3.22 Conduct of Business in Ordinary Course. Since January 19, 1996, the Company has conducted its business and operations only in the ordinary course and, except as disclosed in Schedule 3.22, has not:

                           (a)           suffered any material adverse change
in the business, assets, properties, financial condition or business prospects of the Station;

                           (b)           made any material increase in
compensation to become payable to any of its employees, or any bonus payment made or promised to any of its employees or changed any other material term of employment of any of its employees, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting its employees;

                           (c)           made any sale, assignment, lease, or
other transfer of assets other than in the ordinary course of business with suitable replacements being obtained therefor;

                           (d)           canceled any debts owed to or claims
held by the Company, except in the ordinary course of business;

                           (e)           made any changes in any method of the
Company's accounting practice;

                           (f)           suffered any material write-down of
the value of any Assets;

                           (g)           made any distribution or payment in
respect of, nor effected any subdivision, consolidation, redemption, reclassification, purchase or other recapitalization of, the partnership interests of the Company, nor accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to the Company or the Station, nor has any other party to any such agreement, contract, lease or license committed any such act;

                           (h)           experienced any material damage,
destruction or loss (whether or not covered by insurance) to its property;

                           (i)           made any loan to or entered into any
other transaction with any of the officers or employees of the Company outside the ordinary course of business;

                           (j)           failed to make any capital or other
expenditure in connection with the normal maintenance, repair and replacement of the assets and properties used in the operation of the Company and the Station in accordance with past custom and practice;

                           (k)           permitted to be imposed any material
Lien upon any of the assets or properties, tangible or intangible, of the Company or the Station; or

                           (l)           declared or authorized any of the
foregoing.

              3.23 Transactions with Affiliates. Except as disclosed in the Financial Statements, the Company has not been involved in any business arrangement or relationship with any Affiliate of the Company, and no Affiliate of the Company owns any property or right, tangible or intangible, that is used or useful in the business or operations of the Station.

              3.24 Broker. Neither Seller nor the Company nor any Person acting on their behalf has any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

              3.25 Full Disclosure. No representation or warranty made by Seller or the Company in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller or the Company pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact that is required to make any statement made herein or therein not misleading.

SECTION 4.         REPRESENTATIONS AND WARRANTIES OF BUYER.

       Buyer represents and warrants to Seller as follows:

              4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms and to own the Interests.

              4.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

              4.3 Absence of Conflicting Agreements and Required Consents. Subject to the receipt of the Consents, the execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with the Articles of Incorporation or By-laws of Buyer; (c) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound.

              4.4 Brokers. Neither Buyer nor any Person or entity acting on its behalf has any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

              4.5 Investment Purpose. Buyer is acquiring the Interests for investment for its own account and not with a view to the sale or distribution of any part thereof. Buyer has no present intention of selling, granting participation in, or otherwise distributing the Interests (not including collateral assignments or pledges of the Interests for financing purposes).

              4.6 Qualifications. To Buyer's and Seller's knowledge, Buyer is legally qualified under the Communications Act and FCC rules, regulations and policies to acquire control of the Station.

              4.7 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact that is required to make any statement made herein or therein not misleading.

              4.8 Funds at Closing. Buyer has commitments for and shall have available at the Closing funds sufficient to meet its obligation pursuant to Section 2.3 hereof to pay Seller the Purchase Price.

SECTION 5.         OPERATION OF THE STATION PRIOR TO CLOSING.

       Seller covenants and agrees that, between the date hereof and the Closing Date, the Company will conduct its business in the ordinary course in accordance with past practices (except where such conduct would conflict with the following covenants or with other obligations of Seller or the Company under this Agreement), will use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7) and, except as contemplated by this Agreement or with the prior written consent of Buyer, the Company will act in accordance with the following:

              5.1 Contracts. (a) The Company will not renew, extend, amend or terminate any Material Contract (or waive any material right thereunder) or enter into any contract or commitment or incur any obligation (including obligations relating to the borrowing of money (other than pursuant to the Loan Documents) or the guaranteeing of indebtedness and obligations arising from the amendment of any existing Contract, regardless of whether such Contract is a Material Contract) that will be binding on the Company after Closing, except for (a) cash time sales agreements made in the ordinary course of business at rates consistent with the Company's past practices and that are cancelable by the Station without penalty on not more than 30-days' written notice, and (b) other contracts entered into in the ordinary course of business consistent with the Company's past practices that do not involve consideration, in the aggregate, in excess of $15,000 measured at Closing. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date and shall make available to Buyer copies of such Contracts.

              (b) Seller will not commit or omit to take any act that will cause a termination of or material breach or default under any Material Contract.

              5.2 Compensation. Except in the ordinary course of business or as required by law, Seller shall not, and shall cause the Company not to, (i) enter into, become subject to or amend or modify any existing employment, labor, union, or professional service Contract not terminable at will, or any bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan or (ii) increase the compensation, bonuses, or other benefits payable or to be payable to any Employee or person employed in connection with the conduct of the business or operations of the Station, except in accordance with past practices as described on Schedule 3.17.

              5.3 Encumbrances. The Company will not create, assume, or permit to exist any Lien affecting any of its assets or the Assets, except for those disclosed in Schedule 3.11 and liens for current taxes not yet due and payable.

              5.4 Dispositions. The Company will not sell, assign, lease, or otherwise transfer or dispose of any of its assets or the Assets except where no longer used in the business or operations of the Station (in which case the sale proceeds in respect of such assets shall be held for the benefit of Buyer) or in connection with the acquisition of replacement property of equivalent kind and value.

              5.5 Mergers. The Company will not reorganize, liquidate or merge or consolidate with any other entity or agree to do any of the foregoing.

              5.6 Access to Information. Seller will give to Buyer and its counsel, accountants, engineers, and other authorized representatives full access at all reasonable times to the Station and all books, records, and documents of the Company, and will furnish or cause to be furnished to Buyer and its authorized representatives all information relating to the Company that they reasonably request (including any financial reports and operations reports produced with respect to the Station). Without limiting the generality of the foregoing, Seller shall give Buyer and its counsel, accountants and other authorized representatives full access at all reasonable times to the Company's financial records and the Company's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its sole judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

              5.7 Insurance. The Company shall maintain in full force and effect policies of insurance of the same type, character, and coverage as the policies currently carried with respect to the business, operations, and assets of the Company.

              5.8 Indebtedness and Obligations. The Company shall not increase the amount of indebtedness owed to Paxson-47 pursuant to the Loan Documents as of the date hereof or incur any other indebtedness for borrowed money. The Company shall pay all of its obligations (including, without limitation, under the Loan Documents) as they become due so that all such obligations shall be current as of the Closing Date.

              5.9 Amendments. The Company shall not amend, change, or modify its Certificate of Limited Partnership or Limited Partnership Agreement or any organizational or governing documents relating thereto.

              5.10         Interests.  Seller shall not, nor shall it agree to,
(a) sell or otherwise dispose of any of the Interests; (b) permit the Company to acquire (through redemption or otherwise) any of the Interests; (c) grant any options, warrants, or other rights to acquire any of the Interests; or (d) permit the Company to issue, sell or otherwise dispose of any options, bonds, notes, other securities or any other interests in the Company (including any limited partnership interests).

              5.11 Licenses. Neither Seller nor the Company shall cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, non-renewal or material adverse modification of any of the Licenses. Seller and the Company shall prosecute with due diligence any applications to any governmental authority necessary for the operation or modification of the Station. Seller and the Company shall not cause, by any act or failure to act, any cable system located in the Area of Dominant Influence of the Station to refuse to carry the Station's signal. Seller and the Company shall cooperate with Buyer and use its best efforts to cause the cable systems listed on Schedule 5.11 to carry the Station's signal as soon as practicable but in no event later than the Closing Date.

              5.12 No Inconsistent Action. Neither Seller nor the Company shall take any action that is inconsistent with its obligations under this Agreement in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement. Neither Seller, the Company, nor any of their respective representatives or agents shall, directly or indirectly, solicit, initiate, or participate in any way in discussions or negotiations with, or provide any confidential information to, any Person (other than Buyer or any Affiliate of Buyer and its representatives and agents) concerning any possible disposition of the Station, the sale of any material assets of the Station, or any similar transaction. Seller will notify Buyer promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

              5.13 Maintenance of Assets. The Company shall maintain all of the Assets in good condition (ordinary wear and tear excepted), consistent with their overall condition on the date of this Agreement, and use, operate and maintain all of the Assets in a reasonable manner. The Company shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any insured or indemnified loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, the Company shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and the Company shall use the proceeds of any claim under any property damage insurance policy or other recovery solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

              5.14 Consents. Seller and the Company shall use their respective best efforts to obtain all Consents and the estoppel certificates described in Section 8.2(i), without any change in the terms or conditions of any Contract or License. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Seller and the Company shall cooperate with Buyer and use their best efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's lenders may request.

              5.15 Books and Records. The Company shall maintain its books and records in accordance with past practices.

              5.16 Notification. Seller and the Company shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Company or the ability of Seller or the Company to consummate the transactions contemplated by this Agreement and of any material change in any of the information contained in the representations and warranties contained in Section 3 of this Agreement. No such notice will be deemed to have amended the Schedules to this Agreement, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development.

              5.17 Financial Information. Seller and the Company shall furnish to Buyer such financial information concerning the business and operations of the Station (including information on payables and receivables) as Buyer may reasonably request.

              5.18 Compliance with Laws. The Company shall comply in all material respects with the Licenses and all federal, state and local laws, rules, regulations and ordinances.

              5.19 Preservation of Business. Subject to the Time Brokerage Agreement, the Company shall use its best efforts to preserve the business and organization of the Station and to keep available to the Station its Employees and to preserve the audience of the Station and the Station's present relationships with suppliers, advertisers, and others having business relations with them, to the end that the business, operations, and prospects of the Station shall be preserved at the Closing Date.

SECTION 6.         SPECIAL COVENANTS AND AGREEMENTS.

              6.1          FCC Consent.

                           (a)           The sale of the Interests as
contemplated by this Agreement is subject to the prior consent and approval of the FCC.

                           (b)           Seller and Buyer shall prepare and
within seven (7) business days after the date of this Agreement shall file with the FCC appropriate applications for FCC Consent. The parties shall thereafter prosecute the applications with all reasonable diligence and otherwise use their respective best efforts to obtain grants of the applications as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by that party of any of its representations, warranties, or covenants hereunder, and
(ii) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any petitions to deny or other objections filed with respect to the applications for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent.

                           (c)           If the Closing shall not have occurred
for any reason within the original effective period of the FCC Consent, and neither Seller nor Buyer shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the effective period of the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 9.

              6.2          Risk of Loss.

                           (a)           The risk of any loss, damage,
impairment, confiscation, or condemnation of the assets of the Company from any cause whatsoever shall be borne by Seller at all times prior to the Closing.
In the event of such loss or damage prior to the Closing Date, Seller shall use reasonable commercial efforts to restore, replace or repair the damaged Assets in accordance with Seller's past practices at Seller's sole cost and expense. In the event such loss or damage shall not be restored, replaced, or repaired as of the Closing Date, Buyer shall proceed with the Closing and receive at Closing a reduction of the Purchase Price in an amount which, net of any insurance proceeds paid by Seller to Buyer, or the value of any rights to receive insurance proceeds which are assigned by Seller to Buyer, is sufficient to pay for such restoration, replacement or repair. In the event that any such loss or damage shall not be restored, replaced or repaired as of the Closing Date, Seller may defer the Closing Date until such restorations, replacements or repairs are made, so long as such restorations, replacements or repairs are made within thirty (30) days after the date the Closing would have occurred in the absence of such loss or damage.

                           (b)           If any damage or destruction of the
Assets or any other event occurs which (i) causes the Station to cease broadcasting operations for a period of three or more days or (ii) prevents in any material respect signal transmission by the Station in the ordinary course and Seller fails to restore or replace the Assets so that normal and usual transmission is resumed within seven days of the damage, destruction or other event, Buyer, in its sole discretion, may (x) terminate this Agreement forthwith without any further obligations hereunder upon written notice to Seller, in which event all funds held by the Escrow Agent pursuant to the Escrow Agreement, including all interest and other proceeds from the investment of such funds, shall be immediately returned to Buyer, or (y) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Assets after the Closing Date, in which event Seller shall deliver to Buyer all insurance proceeds received in connection with such damage, destruction or other event.

              6.3 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information and documents obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

              6.4 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement. Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement.

              6.5 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, or direct, or attempt to control, supervise or direct the operations of the Station; such operations, including complete control and supervision of all of the Station's programs, Employees, and policies, shall be the sole responsibility of Seller and the Company.

              6.6 Environmental Audit. Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey of the properties of the Station. If the survey discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, Buyer shall so notify Seller as soon as practicable.

              6.7 Engineering Study. Buyer may, at its option and expense, retain an engineering firm to conduct a proof of performance study of the Station and to prepare a report on the Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If the study discloses any material deficiencies in the operations or equipment of the Station, Buyer shall so notify Seller as soon as practicable.

              6.8 Appraisal. Buyer and Seller agree to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal to be conducted by a mutually acceptable appraisal firm paid for by Buyer with experience in the valuation and appraisal of television station assets.

              6.9 Public Announcements. Seller and Buyer shall consult with each other before making any further public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consultation with or written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Seller or Buyer (or any affiliate of Seller or Buyer) is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.


SECTION 7.         CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER.

              7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                           (a)           Representations and Warranties.  All
representations and warranties of Seller and the Company contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                           (b)           Covenants and Conditions.  Seller and
the Company shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                           (c)           Consents.  All Consents shall have
been obtained and delivered to Buyer (other than any Consent required under any Contract listed on Schedule 3.9 that is not a Material Contract) without any adverse change in the terms or conditions of any Contract or any License.

                           (d)           Governmental Authorizations.  The
Company shall be the holder of the FCC Licenses and there shall not have been any modification of any License that could have an adverse effect on the Licenses or the Station or the conduct of its business and operations. No proceeding shall be pending or threatened the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any FCC License.

                           (e)           Deliveries.  Seller shall have made or
stand willing to make all the deliveries to Buyer described in Section 8.2.

                           (f)           Adverse Change.  Between the date of
this Agreement and the Closing Date, there shall have been no material adverse change in the Assets as a result of actions taken or omitted by the Company.

                           (g)           Release from Lender.  Buyer shall
have paid the balance due or have assumed all of the obligations owed to Paxson-47 pursuant to the Loan Documents. In addition, Buyer shall have obtained from Paxson-47 any and all documentation required to release Seller, the Company and Roberts-Co. from any liability under the terms of the Loan Documents.

                           (h)           Time Brokerage Agreement.  The Time
Brokerage Agreement shall be in full force and effect, and the Company shall have complied in all material respects with its obligations thereunder.

                           (i)           FCC Consent.  The FCC Consent shall
have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller and the Company shall have complied with any conditions imposed on them by the FCC Consent, and the FCC Consent shall have become a Final Order.

                           (j)           Seller Affidavit.  Seller shall have
delivered an affidavit to Buyer, dated as of the Closing Date, that is satisfactory to the Buyer and which satisfies the requirements of Treasury Regulation Section 1.1445-2(b).

                           (k)           Legal Proceedings.  No court or
quasi-judicial or administrative agency of competent jurisdiction shall have issued any injunction, judgment, order, decree, ruling or charge, and there shall not be any law, statute or other legal restraint which would prevent or prohibit consummation of any of the transactions contemplated by this Agreement.

              7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing hereunder are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                           (a)           Representations and Warranties.  All
representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                           (b)           Covenants and Conditions.  Buyer shall
have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                           (c)           Deliveries.  Buyer shall have made or
stand willing to make all the deliveries described in Section 8.3.

                           (d)           FCC Consent.  The FCC Consent shall
have been granted without the imposition on Seller or the Company of any conditions that need not be complied with by Seller or the Company under
Section 6.1 hereof, and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

SECTION 8.         CLOSING AND CLOSING DELIVERIES.

              8.1          Closing.

                           (a)           Closing Date.

                                        (1)          Except as provided below
in this Section 8.1(a) or as otherwise agreed to in writing by Buyer and Seller, the Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to Seller, which shall be not earlier than the first business day after the FCC Consent is granted and not later than ten business days following the date upon which the FCC Consent has become a Final Order.

                                        (2)          Except as provided below
in this Section 8.1(a), if Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the fifth business day after the date upon which the FCC Consent has become a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent has become a Final Order.

                           (b)           Closing Place.  The Closing shall be
held at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C., 20036 or any other place that is agreed upon by Buyer and Seller.

              8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                           (a)           Interests.  Certificates representing
all of the Interests, accompanied by partnership interest powers duly executed in favor of Buyer;

                           (b)           Resignations.  Written resignations,
effective on the Closing Date, of all of the officers of the Company, if any;

                           (c)           Partnership Certificate.  A copy of
the Certificate of Limited Partnership of the Company, certified as of a date not earlier than ten days prior to the Closing Date by the Secretary of State of Delaware;

                           (d)           Partnership Agreement.  A copy of the
Limited Partnership Agreement of the Company certified, as of the Closing Date, by the Secretary of Seller;

                           (e)           Resolutions.  Copies of resolutions
adopted by the Seller and the Company, authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by a member of the Company and the Secretary of Seller, respectively, as being true and complete on the Closing Date;

                           (f)           Partnership, Financial, Tax and
Business Records. All partnership records (including minute books), and financial, tax and business records of the Company copies of which may be retained by Seller;

                           (g)           Licenses, Contracts, Business Records,
Etc. Originals of all Licenses, including any modifications and amendments thereto, and all applications, reports, technical information and engineering studies relating to the Station and all files required to be maintained by the FCC, all Contracts, and other operational data or other information maintained by the Company in the ordinary course;

                           (h)           Consents.  Original manually executed
instruments evidencing Consents necessary to effect valid assignments to Buyer of all of the Material Contracts and any other consents Seller shall have been able to obtain;

                           (i)           Estoppel Certificates.  If so
requested by Buyer, estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property Interests satisfactory to Buyer in all material respects;

                           (j)           Officer's Certificate.  A certificate,
dated as of the Closing Date, executed on behalf of Seller and the Company by a member of the Company and the Secretary of Seller certifying: (1) that the representations and warranties of Seller and the Company contained in this Agreement are true and complete in all material respects as of the Closing

Date as though made on and as of that date; and (2) that Seller and the Company have in all material respects performed and complied with all of their obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the Closing Date;

                           (k)           Opinions of Counsel.  Opinions of
Seller's and the Company's counsel and communications counsel dated as of the Closing Date, in such form as the parties shall agree;

                           (l)           Lenders' Certificates.  Such
certificates and confirmations to Buyer's lenders as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder;

                           (m)           Other Documents.  Such other documents
to be delivered by Seller hereunder as are reasonably necessary for Buyer, Seller and the Company to effectuate and document the transactions contemplated hereby.

              8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                           (a)           Closing Payments.  The Purchase Price
described in Section 2.3(a);

                           (b)           Resolutions.  Copies of resolutions
adopted by the Board of Directors of Buyer, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary as being true and correct on the Closing Date;

                           (c)           Officer's Certificate.  A certificate,
dated as of the Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the Closing Date; and

                           (d)           Opinion of Counsel.  An opinion of
Buyer's counsel dated as of the Closing Date, substantially in the form of
Schedule 8.3(d) hereto.

SECTION 9.         TERMINATION.

              9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Interests abandoned, if Seller is not then in material default under this Agreement, upon written notice to Buyer, upon the occurrence of any of the following:

                           (a)           Conditions.  If on the date that would
otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement has not been satisfied or waived in writing by Seller.

                           (b)           Upset Date.  If the Closing shall not
have occurred on or prior to February 1, 1998.

                           (c)           Breach.  Without limiting Seller's
rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen days after Buyer receives written notice of such breach from Seller.

              9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Interests abandoned, if Buyer is not then in material default under this Agreement, upon written notice to Seller, upon the occurrence of any of the following:

                           (a)           Conditions.  If on the date that would
otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement has not been satisfied or waived in writing by Buyer.

                           (b)           Upset Date.  If the Closing shall not
have occurred on or prior to February 1, 1998.

                           (c)           Interruption of Service.  In the event
that Buyer has given written notice to Seller in accordance with Section 6.2(b) hereof.

                           (d)           Breach.  Without limiting Buyer's
rights under the other provisions of this Section 9.2, if Seller has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen days after Seller receives written notice of such breach from Buyer.

                           (e)           Environmental Hazards.  Buyer shall
have notified Seller of material environmental hazards or the material possibility of environmental damages or clean-up costs, as indicated in the environmental study described in Section 6.6, within 30 days prior to the Closing Date, and the cause thereof shall not have been remedied by Seller or the Company prior to the Closing Date.

                           (f)           Technical Deficiencies.  Buyer shall
have notified Seller of material deficiencies in the operations or equipment of the Station, as indicated in the engineering study described in Section 6.7, within 30 days prior to the Closing Date, and the cause thereof shall not have been remedied by Seller or the Company prior to the Closing Date.

                           (g)           Other Agreements.  Without limiting
Buyer's rights under the other provisions of this Section 9.2, if the Company shall have terminated the Time Brokerage

Agreement or failed to perform in any material respect its obligations thereunder, or if an Event of Default (as defined in the Loan Agreement included in the Loan Documents) shall have occurred or if Roberts-Co shall have failed to perform in any material respect its obligations under the Option Agreement.

              9.3 Escrow Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer has deposited with the Escrow Agent One Hundred Thousand Dollars ($100,000) (the "ESCROW DEPOSIT") in accordance with an Escrow Agreement among Buyer, Seller and the Escrow Agent. All funds and documents deposited with or otherwise held by the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                           (a)           At the Closing, Buyer and Seller shall
jointly instruct the Escrow Agent to disburse all funds and documents held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to or at the direction of Buyer.

                           (b)           If this Agreement is terminated
pursuant to Section 9.1 or Section 9.2 and Buyer is not in material breach of this Agreement, Buyer and Seller shall jointly instruct the Escrow Agent to disburse all funds and documents held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to or at the direction of Buyer.

                           (c)           If this Agreement is terminated by
Seller due to Buyer's material breach of this Agreement, then Buyer and Seller shall jointly instruct the Escrow Agent to disburse the Escrow Deposit to or at the direction of Seller, and to disburse all other funds held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to or at the direction of Buyer.

              9.4 Rights on Termination. If this Agreement is terminated by Seller and Section 9.3(c) applies, then the payment to Seller pursuant to Section 9.3(c) shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of the payment to be made to Seller pursuant to Section 9.3(c) is a fair and equitable amount to reimburse Seller and the Company for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated by Buyer pursuant to Section 9.2 or otherwise due to Seller's or the Company's material breach of any provision of this Agreement, Buyer shall have all rights and remedies available at law or equity. In the event this Agreement is terminated as provided in this Section 9, this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder with respect to the Stations affected by such termination; provided, however, that the obligations of Buyer and Seller as provided in Sections 6.3, 9.3, 9.4 and 9.6 shall survive such termination.

              9.5 Specific Performance. The parties recognize that if Seller or the Company breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller and the Company shall waive the defense that there is an adequate remedy at law.

              9.6 Attorneys' Fees. In the event of a default by either party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

SECTION 10.        SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                   INDEMNIFICATION; CERTAIN REMEDIES.

              10.1 Survival. Without prejudice to representations and warranties in other agreements delivered hereunder, all representations and warranties of Buyer, Seller and the Company herein and all covenants of Buyer, Seller and the Company herein with respect to periods prior to Closing shall be deemed continuing representations, warranties and covenants, and shall survive the Closing for a period of six months following the Closing Date. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by either party shall affect the other party's right to rely on any representation, warranty, or covenant made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

              10.2 Indemnification by Seller. After the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, but subject to Section 10.5, Seller hereby agrees to indemnify and hold Buyer, its Affiliates, and their respective stockholders, officers, directors, employees and agents harmless against and with respect to, and shall reimburse Buyer, provided, however, that Seller will not have any obligation to indemnify the Buyer from and against any of the following except to the extent the Buyer has suffered losses which, in the aggregate, exceed $25,000, for:

                           (a)           any and all losses, expenses,
liabilities, or damages resulting from, arising out of or caused by any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained herein or in any certificate, document, or instrument delivered to Buyer hereunder;

                           (b)           any and all losses, liabilities, or
damages resulting from any liability or obligation of the Company in existence as of the Closing and not permitted by Section 2.2(a);

                           (c)           any and all losses, liabilities, or
damages, contingent or otherwise, resulting from the operation or ownership of the Station prior to the Closing Date, including any liabilities arising under the Licenses or the Contracts identified in Schedule 2.2(a) which relate to events occurring prior to the Closing Date;

                           (d)           (i) all Taxes imposed on or incurred
by the Seller, and (ii) all Taxes imposed on or incurred by the Company for taxable periods ending on or before the Closing Date. Taxes for a taxable period that does not end on or before the Closing Date shall be allocated on a daily basis to the pre- and post-Closing Date periods as if such taxable period consisted of two periods, the first ending on the Closing Date and the second commencing on the day after the Closing Date. Seller shall be responsible for and shall indemnify the Buyer and the Company against Taxes allocated to the pre-Closing Date period; and

                           (e)           any and all out-of-pocket costs and
expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

              10.3 Indemnification by Buyer. Notwithstanding the Closing, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller, provided, however, that Buyer will not have any obligation to indemnify Seller from and against any of the following except to the extent the Seller has suffered losses which, in the aggregate, exceed $25,000, for:
                           (a)           any and all losses, liabilities, or
damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered to Seller hereunder; and

                           (b)           any and all losses, liabilities, or
damages, contingent or otherwise, resulting from the operation or ownership of the Station on and after the Closing.; and

                           (c)           any and all out-of-pocket costs and
expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

              10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                           (a)           The party claiming indemnification
(the "CLAIMANT") shall promptly give notice to the party from which indemnification is claimed (the "INDEMNIFYING PARTY") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five business days after written notice of such action, suit, or proceeding was given to Claimant.

                           (b)           With respect to claims solely between
the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                           (c)           With respect to any claim by a third
party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim.

                           (d)           If a claim, whether between the
parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                           (e)           The indemnifications rights provided
in Section 10.2 and Section 10.3 shall extend to the partners, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

              10.5 Certain Limitations. Notwithstanding anything in this Agreement to the contrary, neither party shall indemnify or otherwise be liable to the other party with respect to any claim for any breach of a representation or warranty, or for the breach of any covenant contained in
Section 5 of this Agreement, unless notice of the claim is given within six months after the Closing Date.

SECTION 11.        MISCELLANEOUS.

              11.1 Fees and Expenses. Seller shall pay any filing fees, transfer taxes, document stamps, or other charges levied by any governmental entity on account of the transfer of the Interests from Seller to Buyer. Buyer and Seller shall each pay one-half of any filing fees charged by the FCC in connection with obtaining the FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party.

              11.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be addressed as follows:

If to Buyer:                             DP Media, Inc.
                                         500 Australian Avenue South
                                         Suite 501
                                         West Palm Beach, FL   33401
                                         Attention:  Mr. Devon Paxson

with copies (which shall not             Skadden, Arps, Slate, Meagher & Flom
constitute notice) to:                   1440 New York Avenue, NW
                                         Washington, DC  20005
                                         Attention:  John C. Quale, Esq.

If to Seller or the Company:             Roberts Broadcasting, L.L.C.
                                         1408 N. Kingshighway Blvd.
                                         Suite 300
                                         St. Louis, MO   63113
                                         Attention:  Messrs. Michael
                                                          and Steven Roberts

with a copy (which shall not             Armstrong, Teasdale, Schlafly & Davis
constitute notice) to:                   One Metropolitan Square, Suite 2600
                                         St. Louis, Missouri  63102-2740
                                         Attention:  Joseph S. von Kaenel

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section
11.2. A notice mailed by registered or certified mail, postage prepaid and return receipt requested, shall be deemed to have been duly delivered and received on the date of receipt shown on the return receipt.

              11.3 Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of the other parties hereto, except that Buyer may assign its rights under this Agreement, in whole or in part, without the consent of Seller or the Company to any Person which it controls, and Buyer may collaterally assign its rights and obligations hereunder to its lenders without obtaining the consent of Seller or the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

              11.4 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement (including, without limitation, executing, delivering and filing or causing to be executed, delivered and filed such further documents and instruments and obtaining such consents (including governmental approvals), as may be necessary or reasonably requested in connection with the consummation of the transactions contemplated hereby). In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, including, without limitation, the securing of consents of third parties, each party hereto shall use its best efforts to take all such necessary action.

              11.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

              11.6 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

              11.7 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations among the parties, including, without limitation, the letter of intent dated January 2, 1997, among the parties hereto, and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and that is signed by the party against which enforcement of any such amendment, supplement, or modification is sought. The parties hereto acknowledge that no representations or warranties have been made with respect to matters relating to the transactions contemplated by this Agreement other than as expressly set forth in this Agreement.

              11.8 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.8. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

              11.9 Press Release. Prior to the Closing, neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

              11.10 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

              11.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

              11.12 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than Seller, the Company and Buyer and their respective successors and permitted assigns.

              11.13 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

              11.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Buyer, Seller and the Company as of the date first written above.


                                     DP MEDIA, INC.



                                     By: /s/  Devon Paxson
                                        --------------------------------
                                        Devon Paxson
                                        Title:




                                     ROBERTS BROADCASTING, L.L.C.



                                     By: /s/  Michael V. Roberts
                                        ---------------------------------
                                         Michael V. Roberts, Member



                                     By: /s/  Steven C. Roberts
                                        ----------------------------------
                                         Steven C. Roberts, Member




                                     ROBERTS BROADCASTING, L.P.


                                     By: /s/  Michael V. Roberts
                                        ---------------------------------
                                         Michael V. Roberts, Member



                                     By: /s/  Steven C. Roberts
                                        ----------------------------------
                                         Steven C. Roberts, Member